  EXHIBIT 99.3

IPALCO Enterprises, Inc. Announces Pricing of $400 Million of Senior Secured Notes in Private Offering

May 11, 2011 -- Indianapolis, Indiana -- IPALCO Enterprises, Inc. (the “Company”) announced that it has priced $400 million aggregate principal amount of 5.00% senior secured notes due 2018 (the “Notes”) in a private offering exempt from registration in accordance with Rule 144A and Regulation S under the United States Securities Act of 1933, as amended (the “Securities Act”).

The Company intends to use the net proceeds to finance its repurchase of up to $375 million outstanding aggregate principal amount of its 8.625% Senior Secured Notes due 2011 (the “Existing Notes”) by means of a separate tender offer (the “Tender Offer”) and for the redemption of any Existing Notes that remain outstanding after the completion of the Tender Offer. The closing of the offering is expected to occur, subject to certain customary conditions, simultaneously with the closing of the Tender Offer, which is currently scheduled for May 18, 2011 (subject to extension).

The Notes are being offered only to qualified institutional buyers in reliance upon Rule 144A under the Securities Act, and, outside the United States, only to non-U.S. persons pursuant to Regulation S under the Securities Act. The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from registration requirements under the Securities Act or any state securities laws.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor does it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Inquiries Contact:
Connie Horwitz
Treasurer and Assistant Secretary
(317) 261-8670